Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-127580 on Form S-8, Registration Statement Nos. 333-36595, 333-42884 and 333-55994 on Form S-3 and Registration Statement No. 333-139581 on Form S-3ASR of our report dated February 28, 2008, relating to the consolidated financial statements and financial statement schedule of Post Properties, Inc. and Post Apartment Homes, L.P. and the effectiveness of Post Properties, Inc.’s and Post Apartment Home, L.P.’s internal control over financial reporting (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption Staff Accounting Bulletin No.108, Quantifying Misstatements in Financial Statements), appearing in this Annual Report on Form 10-K of Post Properties, Inc. and Post Apartment Homes. L.P. for the year ended December 31, 2007.
/s/Deloitte & Touche LLP
Atlanta, Georgia
February 28, 2008